ISSUER FREE WRITING PROSPECTUS
(Supplementing Preliminary Prospectus Dated October 7, 2010)
Filed Pursuant to Rule 433
Registration No. 333-167951
October 21, 2010
BRAVO BRIO RESTAURANT GROUP, INC.
     This Free Writing Prospectus relates only to the securities described in the preliminary prospectus dated October 7, 2010 and should be read together with the preliminary prospectus dated October 7, 2010.
     This Free Writing Prospectus sets forth revised disclosures under the following captions of the preliminary prospectus dated October 7, 2010:
•	Prospectus Summary—The Offering;

•	Dilution; and

•	Principal and Selling Shareholders.
     References to “Holdings,” “our company,” “the Company,” “us,” “we” and “our” are used in this Free Writing Prospectus in the same manner as in the preliminary prospectus dated October 7, 2010.
* * *
STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
     The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: (1) Jefferies & Company, Inc., toll-free 1-888-449-2342; (2) Piper Jaffray & Co., toll-free 1-800-747-3924; or (3) Wells Fargo Securities, LLC, toll-free 1-800-326-5897.

The Offering

Shares of common stock offered by us	5,000,000 shares.

Shares of common stock offered by the selling shareholders	5,000,000 shares, or 6,500,000 shares if the underwriters exercise their over-allotment option in full.

Over-allotment option	The selling shareholders have granted the underwriters an option for a period of 30 days to purchase up to 1,500,000 additional shares of our common stock to cover overallotments.

Ownership after offering	Upon completion of this offering, our executive officers, directors and affiliated entities will beneficially own approximately 39.5% of our outstanding common stock, or approximately 32.2% if the underwriters exercise their over-allotment option in full, and will as a result have significant control over our affairs.

Dilution
The following table summarizes, on the pro forma basis described in this section as of June 27, 2010, after giving effect to the reorganization transactions, the total number of shares of common stock purchased from us and the selling shareholders and the total consideration and the average price per share paid by existing shareholders and by investors participating in this offering. The calculation below is based on the initial public offering price of $14.00 per share, before deducting estimated underwriting discounts and commissions and estimated fees and expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	per Share
Existing shareholders	9,250,000	48.1%	$70,000,000	33.3%	$7.57
New investors	10,000,000	51.9%	140,000,000	66.7%	14.00

Total	19,250,000	100%	$210,000,000	100%	$10.91

Principal and Selling Shareholders

	Before Offering and							After Offering and
	Reorganization Transactions							Reorganization Transactions
								Number of
	Number of							Additional
	Shares of			Number of			Number of	Shares of	Number of
	Series A	Percent of		Shares of	Percent of		Shares of	Common	Shares of		Percent of
	Preferred	Series A		Common	Common		Common	Stock to be	Common		Common
	Stock	Preferred		Stock	Stock		Stock to be	Sold at	Stock		Stock
	Beneficially	Stock		Beneficially	Beneficially		Sold in this	Underwriters	Beneficially		Beneficially
Name of Beneficial Owner(1)	Owned	Owned		Owned	Owned(1)		Offering	Option	Owned		Owned

Bravo Development Holdings LLC(1)	47,659.500	80.1%		841,050.0	80.1%		—	—	—		—
Bruckmann, Rosser, Sherrill & Co. II L.P.(1)(2)	—	—		—	—		2,410,835	709,872	2,990,933		15.5%
CHBravo Holding I LLC(3)	—	—		—	—		2,410,835	709,872	2,990,933		15.5
Golub Capital Partners IV, L.P.(4)	—	—		—	—		74,304	33,440	180,159			*
Golub Capital Coinvestment L.P.(4)	—	—		—	—		104,026	46,816	252,224		1.3
Alton F. Doody, III	5,503.750	9.3		97,125.0	9.3		—	—	1,408,555	(5)	7.3
Saed Mohseni	349.500		*	6,100.0		*	—	—	444,957	(6)	2.3
Harold O. Rosser II(7)(8)(9)	47,659.500	80.1		841,050.0	80.1		—	—	2,990,933	(2)	15.5
David B. Pittaway(7)(8)(10)	47,659.500	80.1		841,050.0	80.1		—	—	—		—
Michael J. Hislop	—	—		—	—		—	—	18,086	(11)		*
Allen J. Bernstein	—	—		—	—		—	—	18,086	(11)		*
James J. O’Connor	120.325		*	1,847.5		*	—	—	102,568	(12)		*
Brian T. O’Malley	367.450		*	6,235.0		*	—	—	180,021	(13)		*
Michael L. Moser	260.750		*	5,925.0		*	—	—	165,304	(13)		*
Ronald F. Dee	187.000		*	3,300.0		*	—	—	137,421	(14)		*
Julie Frist(2)	—	—		—	—		2,057	925	4,987			*
All directors and executive officers as a group (10 persons)	54,448.275	91.5%		961,582.5	91.6%		—	—	5,465,931		27.2%

*	Less than 1%

(1)	The address of Bravo Development Holdings LLC (“Holdings”) and Bruckmann, Rosser, Sherrill & Co. II L.P. (“BRS II”) is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, New York, New York 10022. BRS II is a member of Holdings. As part of the reorganization transactions, BRS II will receive shares of our common stock in exchange for its units of Holdings. See “Reorganization Transactions.”

(2)	BRSE, L.L.C. is the general partner of BRS II and as such may be deemed to have indirect beneficial ownership of the shares of common stock held by BRS II. Mr. Rosser is a manager of BRSE, L.L.C. and a partner of BRS II and as such may be deemed to have indirect beneficial ownership of the shares of common stock held by BRS II. Mr. Rosser expressly disclaims beneficial ownership of the shares of common stock held by BRS II except to the extent of his pecuniary interest in such shares.

Officers of BRSE, L.L.C. serve as power of attorney holders of Ms. Frist and as such BRS II may be deemed to have indirect beneficial ownership of the shares of common stock held by Ms. Frist. BRS II expressly disclaims beneficial ownership of the shares of common stock held by Ms. Frist. Ms. Frist is a current member of Holdings. The address of Ms. Frist is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, New York, New York 10022. As part of the reorganization transactions, Ms. Frist will receive shares of our common stock in exchange for her units of Holdings. See “Reorganization Transactions.”

(3)	The address of CHBravo Holding I LLC (“CHBravo”) is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. CHBravo is a member of Holdings. As part of the reorganization transactions, CHBravo will receive shares of our common stock in exchange for its units of Holdings. See “Reorganization Transactions.”

(4)	Current member of Holdings. The address of Golub Capital Partners IV, L.P. (“GCP”) and Golub Capital Coinvestment L.P. (“GCC”) is c/o Golub Capital, 551 Madison Avenue, 6th Floor, New York, New York 10022. As part of the reorganization transactions, each of GCP and GCC will receive shares of our common stock in exchange for its units of Holdings. See “Reorganization Transactions.”

(5)	Includes options to purchase 90,430 shares of our common stock that will become fully vested and exercisable following the consummation of this offering.

(6)	Includes options to purchase 361,719 shares of our common stock that will become fully vested and exercisable following the consummation of this offering.

(7)	Includes 47,659.50 shares of Series A preferred stock and 841,050 shares of common stock owned by Holdings.

(8)	Messrs. Rosser and Pittaway may be deemed to share beneficial ownership of the shares held by Holdings by virtue of their status as members of the advisory board of Holdings. Each of Messrs. Rosser and Pittaway expressly disclaims beneficial ownership of any shares held by Holdings that exceed his pecuniary interest therein. The members of the advisory board of Holdings share investment and voting power with respect to securities owned by Holdings, but no individual controls such investment or voting power.

(9)	The address of Mr. Rosser is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, New York, New York, 10022.

(10)	The address of Mr. Pittaway is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York, 10155.

(11)	Includes options to purchase 18,086 shares of our common stock that will become fully vested and exercisable following the consummation of this offering.

(12)	Includes options to purchase 75,651 shares of our common stock that will become fully vested and exercisable following the consummation of this offering.

(13)	Includes options to purchase 93,737 shares of our common stock that will become fully vested and exercisable following the consummation of this offering.

(14)	Includes options to purchase 92,635 shares of our common stock that will become fully vested and exercisable following the consummation of this offering.

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